                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the related Prospectus of Kimberly-Clark Corporation of our report, which makes reference to the Company adopting the provisions of Statement of Financial Accounting Standard No. 121 in 1995 and that our audit did include the 1995 provisions for restructuring and other unusual charges which were audited by other auditors, dated January 30, 1996, on our audits of the consolidated financial statements of Scott Paper Company as of December 30, 1995 and December 31, 1994 and for the years then ended, appearing in and incorporated by reference in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 of Kimberly-Clark Corporation for the year ended December 31, 1995.

/s/  Coopers & Lybrand

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 17, 1996